Exhibit 10.41
DIRECTOR COMPENSATION POLICY
(effective as of January 1, 2010)
Members of the board of directors (the “Board”) of BioMed Realty Trust, Inc. (the “Company”) who are not employees of the Company or any of its subsidiaries (each a “Non-Employee Director”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Policy. The cash compensation and restricted stock grants described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board or its Compensation Committee, to each Non-Employee Director who may be eligible to receive such cash compensation or restricted stock unless such Non-Employee Director declines the receipt of such cash compensation or restricted stock by notice to the Company. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board or its Compensation Committee.
1. Cash Compensation and Reimbursement of Expenses.
(a) Annual Fee. Each Non-Employee Director shall be eligible to receive an annual fee of $35,000 for service on the Board, the Non-Employee Director who regularly chairs the Audit Committee of the Board shall be eligible to receive an additional annual fee of $15,000, and each Non-Employee Director who regularly chairs any other committee of the Board shall be eligible to receive an additional annual fee of $10,000 for each committee chaired. The fees shall be payable in equal quarterly installments in arrears on or about January 15, April 15, July 15 and October 15 of each year.
(b) Meeting Stipends.
(1) Board of Directors. Each Non-Employee Director shall be eligible for an additional stipend of $1,500 for each Board meeting attended in person and by telephone.
(2) Audit Committee. Each Non-Employee Director who serves on the Audit Committee of the Board shall be eligible for an additional stipend of $1,500 for each committee meeting attended in person and by telephone (whether or not the committee meeting is on a day that includes a Board meeting).
(3) Other Committees. Each Non-Employee Director who serves on a committee of the Board other than the Audit Committee shall be eligible for an additional stipend of $1,000 for each committee meeting attended in person and by telephone (whether or not the committee meeting is on a day that includes a Board meeting).
(c) Reimbursement of Expenses. Non-Employee Directors shall be eligible for reimbursement for reasonable expenses incurred to attend Board and committee meetings.
2. Equity Compensation. Non-Employee Directors shall be eligible to receive grants of restricted stock as set forth in the Company’s 2004 Incentive Award Plan (the “2004 Plan”), which grants shall be subject to the terms and provisions of the 2004 Plan and the execution and delivery of restricted stock agreements (including all exhibits thereto), in substantially the form previously approved by the Board, setting forth the vesting schedule applicable to such restricted stock and such other terms as may be required by the 2004 Plan.